Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES FEBRUARY 2006 SALES RESULTS

Comparable Store Sales Increase 5.6%

Ann Taylor Division Comparable Store Sales Increase 9.8%

LOFT Division Comparable Store Sales Increase 4.2%

New York, New York, March 2, 2006 – AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the four-week period ended February 25, 2006 increased 18.4 percent to $130,063,000 over total net sales of $109,834,000 for the four-week period ended February 26, 2005. By division, net sales were $53,870,000 for Ann Taylor compared to $48,770,000 last year, and $61,590,000 for Ann Taylor LOFT compared to $49,955,000 last year.

Comparable store sales for the period increased 5.6 percent compared to a comparable store sales decrease of 5.4 percent for the same four-week period last year. By division, comparable store sales for fiscal February 2006 were up 9.8 percent for Ann Taylor compared to an 11.5 percent decrease last year, and up 4.2 percent for Ann Taylor LOFT compared to a 1.2 percent increase last year.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “We are pleased with the performance of our spring product at Ann Taylor and LOFT. Both divisions experienced positive comparable store sales throughout February in all regions. At Ann Taylor, our stylish, refined offering of navy blue and platinum was well received, with dresses, skirts, and suits among our strongest categories. At LOFT, our focus on relaxed, fashionable dressing, highlighted by a trend-right neutral color palette and an emphasis on novelty and embellishment, continues to resonate with our client. Relaxed separates, knit tops and dresses, fashion accessories and jewelry all performed above expectation.”

The Company will release its fourth quarter and fiscal 2005 results on Friday, March 10, 2006, before the market opens. The Company will also host a live conference call and simultaneous audio webcast from 8:30AM to 9:30AM Eastern Time which will include comments from senior management on fourth quarter and fiscal 2005, an outlook on fiscal 2006, as well as a question and answer session.

Parties interested in participating in this call should dial-in at 888-719-9701 five minutes prior to the start time. A recording of the call will be available from March 10

ANNTAYLOR

through March 17, 2006. To hear the recording, please call 866-661-4266. No access code is required for either dial in number. To access the simultaneous webcast of the conference call, (a replay of which will be available), please access the Company’s Investor Relations site at http://investor.anntaylor.com.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 824 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of January 28, 2006.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences

•	competitive influences and decline in the demand for merchandise offered by the Company

•	changes in levels of store traffic or consumer spending habits

•	effectiveness of the Company’s brand awareness and marketing programs

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries

•	general economic conditions, including the impact of higher energy prices, or a downturn in the retail industry

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores

•	lack of sufficient consumer interest in the Company’s Online Stores

•	a significant change in the regulatory environment applicable to the Company’s business

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints

•	the uncertainties of sourcing associated with the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the possible re-imposition of quotas or other trade law or import restrictions in certain categories;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors

•	acts of war or terrorism in the United States or worldwide

•	work stoppages, slowdowns or strikes

•	the inability of the Company to hire, retain and train key personnel

Further description of these risks and uncertainties and other important factors are set forth in the Company’s filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547